================================================================================




                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                               PROGNOSTICS CORP.,


                                  PROGNOSTICS,


                               NFO RESEARCH, INC.


                                       and


                         THE SHAREHOLDERS OF PROGNOSTICS






                               ------------------

                                 March 20, 1997
                               ------------------





================================================================================

                            TABLE OF CONTENTS

                                                                    PAGE

ARTICLE 1

      THE MERGER
       ................................................................2
      1.1   The Merger.................................................2
      1.2   Effective Time.............................................3
      1.3   Name; Certificate of Incorporation.........................3
      1.4   By-laws....................................................3
      1.5   Directors and Officers.....................................3
      1.6   Additional Actions.........................................4

ARTICLE 2
      CONVERSION OF SECURITIES
       ................................................................5
      2.1   Common Stock and Preferred Stock...........................5
      2.2   Merger Sub Capital Stock...................................6
      2.3   Surrender of Common Stock and Preferred Stock..............6
      2.4   Escrow Fund................................................7
      2.5   Fractional Shares..........................................7
      2.6   Adjustments................................................7

ARTICLE 3

      REPRESENTATIONS AND WARRANTIES

      OF NFO AND MERGER SUB
       ................................................................8
      3.1   Organization and Good Standing.............................8
      3.2   Authorization; Binding Agreement...........................8
      3.3   Absence of Breach..........................................9
      3.4   Governmental Approvals.....................................9
      3.5   Litigation................................................10
      3.6   Full Disclosure...........................................10
      3.7   No Material Adverse Change................................10
      3.8   Accounting Matters........................................10
      3.9   Pooling Letter............................................11
      3.10  Status of NFO Shares......................................11
      3.11  Taxes.....................................................11

ARTICLE 4

      REPRESENTATIONS AND WARRANTIES OF THECOMPANY AND THE
      SHAREHOLD.......................................................13

      4.1   Organization..............................................13
      4.2   Capitalization............................................14
      4.3   Subsidiaries..............................................14
      4.4   Authority Relative to this Agreement......................15
      4.5   Consents and Approvals; No Violations.....................15
      4.6   Financial Statements......................................16
      4.7   Litigation................................................17
      4.8   No Material Adverse Change................................17
      4.9   Governmental Authorization and Compliance with Laws.......17
      4.10  Finders and Investment Bankers............................18
      4.11  Prohibited Actions........................................18
      4.12  Taxes.....................................................18
      4.13  ERISA; Employee Benefits..................................22
      4.14  Environmental Matters.....................................26
      4.15  Contracts.................................................27
      4.16  Intangible Property.......................................29
      4.17  Accounts Receivable; Accounts Payable.....................32
      4.18  Real Estate...............................................33
      4.19  Officers, Directors and Employees.........................34
      4.20  Litigation Involving Shareholders.........................34
      4.21  Tangible Property.........................................34
      4.22  Purchase for Investment...................................35
      4.23  Full Disclosure...........................................36
      4.24  Liabilities...............................................36
      4.25  Budget....................................................36
      4.26  Liens.....................................................37
      4.27  Insurance.................................................37
      4.28  Potential Conflicts of Interest...........................38
      4.29  Accounting Matters........................................39
      4.30  Pooling Letter............................................39
      4.31  Total Revenues or Net Assets..............................39

ARTICLE 5
      COVENANTS
       ...............................................................39
      5.1   Conduct of Business of the Company........................39
      5.2   Notification of Certain Matters...........................41
      5.3   Access and Information....................................42
      5.4   Best Efforts..............................................43
      5.5   Public Announcements......................................44
      5.6   No Inconsistent Activities................................44
      5.7   Employment Agreements.....................................45
      5.8   Indemnification of Brokerage..............................45
      5.9   NFO Common Stock..........................................46

      5.10  Tax Matters...............................................46
      5.11  Insurance.................................................46
      5.12  Non-Competition/Non-Solicitation Covenant of James B. Wood
             .........................................................47
            (a)   Non-Compete/Non-Solicitation........................47
            (b)   Rights and Remedies Upon Breach.....................48
            (c)   Severability of Covenants...........................49
            (d)   Blue-Pencilling.....................................49
            (e)   Enforceability in Jurisdictions.....................49
      5.13  Non-Competition/Non-Solicitation Covenant of Walter P. Smith
             .........................................................50
            (a)   Non-Compete/Non-Solicitation........................50
            (b)   Rights and Remedies Upon Breach.....................51
            (c)   Severability of Covenants...........................52
            (d)   Blue-Pencilling.....................................52
            (e)   Enforceability in Jurisdictions.....................52
      5.14  Non-Competition/Non-Solicitation Covenant of Jay H. Friedman
             .........................................................53
            (a)   Non-Compete/Non-Solicitation........................53
            (b)   Rights and Remedies Upon Breach.....................54
            (c)   Severability of Covenants...........................55
            (d)   Blue-Pencilling.....................................55
            (e)   Enforceability in Jurisdictions.....................55
      5.15  Non-Competition/Non-Solicitation Covenant of Thomas Rich..56
            (a)   Non-Compete/Non-Solicitation........................56
            (b)   Rights and Remedies Upon Breach.....................57
            (c)   Severability of Covenants...........................58
            (d)   Blue-Pencilling.....................................58
            (e)   Enforceability in Jurisdictions.....................58
      5.16  Accounting Treatment......................................59
      5.17  Stock Options.............................................59
      5.18  Notification of certain matters...........................60
      5.19  Withholding...............................................60

ARTICLE 6
      CONDITIONS
       ...............................................................62
      6.1   Conditions to Obligation of NFO and Merger Sub............62
      6.2   Conditions to Obligation of the Company and the Shareholders
             .........................................................65

ARTICLE 7
      CLOSING.........................................................67
      7.1   Time and Place of Closing.................................67

      7.2   Filing of Certificate of Merger...........................68

ARTICLE 8
      TERMINATION AND ABANDONMENT.....................................68
      8.1   Termination...............................................68
      8.2   Procedure and Effect of Termination.......................68

ARTICLE 9

      SURVIVAL OF REPRESENTATIONS & WARRANTIES;
      INDEMNIFICATION.................................................69
      9.1   Survival..................................................69
      9.2   Indemnification...........................................70

ARTICLE 10
      MISCELLANEOUS...................................................70
      10.1  Amendment and Modification................................70
      10.2  Waiver of Compliance; Consents............................70
      10.3  Notices...................................................71
      10.4  Assignment................................................73
      10.5  Expenses..................................................74
      10.6  Governing Law.............................................75
      10.7  Counterparts..............................................75
      10.8  Interpretation............................................75
      10.9  Entire Agreement..........................................76
      10.10 No Third Party Beneficiaries..............................76

      Exhibits

         A  Form of Indemnification and Escrow Agreement
         B  Form of James B. Wood Employment Agreement
         C  Form of Jay H. Friedman Employment Agreement
         D  Form of Steven K. Schloss Employment Agreement
         E  Form of Greg Doudna Employment Agreement
         F  Form of Walter Smith Consulting Agreement
         G  List of California Counties
         H  Form of Legal Opinion of Tomlinson, Zisko, Morosoli & Maser LLP
         I  Form of Release of Claims
         J Form of Legal Opinion of Paul, Weiss, Rifkind, Wharton & Garrison K Form of Registration Rights Agreement

      Schedules

      2.1(a)Allocation of Merger Consideration

      4.1   Company - Qualifications
      4.2   Capitalization
      4.5   Consents and Approvals
      4.10  Finders and Investment Bankers
      4.11  Prohibited Actions
      4.12  Taxes
      4.13  ERISA
      4.15  Contracts
      4.16  Intangible Property
      4.17  Accounts Receivable
      4.18  Real Property
      4.19  Officers, Directors and Employees
      4.23  Full Disclosure
      4.24  Liabilities
      4.25  Budget
      4.26  Liens
      4.27  Insurance
      4.28  Potential Conflicts of Interest
      5.17  Stock Options

                      AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 20, 1997 (the "Agreement"), by and among PROGNOSTICS, a California corporation (the "Company"), NFO RESEARCH, INC., a Delaware corporation ("NFO"), Prognostics Corp., a Delaware corporation and wholly-owned subsidiary of NFO ("Merger Sub"), and the shareholders of the Company (the "Shareholders"), who are James B. Wood, The Walter P. Smith Trust (2/20/86), Jay H. Friedman and Thomas Rich. The Company and Merger Sub are sometimes collectively referred to herein as the "Constituent Corporations."

            WHEREAS, NFO is entering into this Agreement to facilitate the acquisition of the Company by Merger Sub, a wholly-owned subsidiary of NFO.

            WHEREAS, the respective Boards of Directors of the Company and Merger Sub each have adopted resolutions approving this Agreement pursuant to which, among other things, the Company will be merged with and into Merger Sub (the "Merger") on the terms and conditions contained herein and in accordance with the Delaware General Corporation Law (the "DGCL") and the Corporation Code of the State of California (the "California Code").

            WHEREAS, it is intended that the Merger shall be accounted for as a "pooling of interests" for accounting purposes.

            NOW THEREFORE, in consideration of the premises and the representations, warranties and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                ARTICLE 1

                               THE MERGER

            1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the DGCL and the California Code, the Company shall be merged with and into Merger Sub, which shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate existence of the Company shall cease.

            For Federal income tax purposes, the parties intend that the transactions herein consummated shall be treated as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto further agree that in connection with the Common Stock, the Preferred Stock and the Merger Consideration, as those terms are defined in Section 2.1 of the Agreement, that the Merger Consideration represents full and complete consideration for the Common Stock, the Preferred Stock and the Company's Tangible and Intangible Assets (as hereinafter defined) and that no portion of the Merger Consideration has been paid for any other intangibles such as employment agreements or non-compete agreements. It is further agreed that the rights under any non-compete agreement among the parties hereto (whether in this Agreement or under separate agreement) have no economic significance separate from the Company's goodwill. Each party shall not take a position on any return or report filed with any Tax (as defined in Section 4.12(m)) authority which is inconsistent with this Section 1.1, and shall use their reasonable efforts to sustain such reporting. Each party shall give the other prompt notice of any challenges or investigations undertaken by any Tax authority in connection with such reporting, and shall keep such other party fully informed of all aspects of such ongoing challenge or investigation.

            1.2 EFFECTIVE TIME. The Merger shall become effective as of the date and time (the "Effective Time") of filing with the Secretary of State of the State of Delaware and with the Secretary of State of the State of California a certificate of merger (the "Certificate of Merger") in such form as required by, and executed in accordance with, the DGCL and the California Code, respectively.

            1.3 NAME; CERTIFICATE OF INCORPORATION. The name of the Surviving Corporation shall be Prognostics Corp. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

            1.4 BY-LAWS. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided therein and in accordance with applicable law.

            1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation. Each director and officer of the

Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

            1.6 ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall determine or be advised that any deeds, bills of sale, assignments (including, without limitation, assignments of trademarks, service marks and other intellectual property), assurances or any other actions or things are neces sary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                ARTICLE 2
                        CONVERSION OF SECURITIES

            2.1 COMMON STOCK AND PREFERRED STOCK.

                  (a) Each share of Non-Voting Common Stock, par value $.001 per share ("Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 59.99477 shares of common stock, par value $.01 per share ("NFO Common Stock"), of NFO, and each share of Preferred Stock, par value $.001 per share ("Preferred Stock"), of the Company issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 4.72813 shares of NFO Common Stock. (The shares of NFO Common Stock into which the Common Stock and Preferred Stock are converted into a right to receive, together with any cash in lieu of fractional shares of NFO Common Stock, is referred to herein as the "Merger Consideration"). The Merger Consideration shall be payable to the holders of the Common Stock and Preferred Stock, without interest thereon, upon surrender of the certificate representing such share of Common Stock or Preferred Stock, as the case may be. Subject to Section 2.4, the Merger Consideration shall be paid by Merger Sub to the Shareholders on the Effective Time and shall be allocated in accordance with Schedule 2.1(a) hereto and, notwithstanding anything to the contrary herein, the Merger Consideration received by each Stockholder shall be treated as received in exchange for the shares of Common Stock or Preferred Stock, as the case may be, specifically designated in Schedule 2.1(a).

                  (b) Each share of Common Stock and Preferred Stock held in the Company's treasury immediately prior to the Effective Time, if any, shall, by virtue of the Merger, be canceled and retired and cease to exist, without any conversion thereof or payment of any consideration therefor.

                  (c) From and after the Effective Time, the holders of certificates representing shares of Common Stock or Preferred Stock shall cease to have any rights with respect to such certificates, except the right to receive the Merger Consideration.

            2.2 MERGER SUB CAPITAL STOCK. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

            2.3 SURRENDER OF COMMON STOCK AND PREFERRED STOCK. At the Closing (as defined below), upon receipt of the Merger Consideration (less any amounts placed in escrow pursuant to Section 2.4 hereof), each Shareholder shall deliver or cause to be delivered to Merger Sub stock certificates evidencing the shares of Common Stock or Preferred Stock, as the case may be, owned beneficially and of record by him or her (such shares being referred to herein as the "Surrendered Shares").

            2.4 ESCROW FUND. At the Effective Time, NFO shall deposit with a bank or trust company reasonably acceptable to the Company (the "Escrow Agent"), under the Indemnification and Escrow Agreement to be entered into on the Closing Date among NFO, the Shareholders and the Escrow Agent (the "Indemnification and Escrow Agreement"), the form of which is attached hereto as Exhibit A, shares representing five percent of the aggregate Merger Consideration issuable to the Shareholders in the Merger as determined pursuant to this Article 2. Such shares shall be held and disbursed in accordance with the terms and conditions of the Indemnification and Escrow Agreement.

            2.5 FRACTIONAL SHARES. No fractional shares of NFO Common Stock shall be issued in the Merger, but in lieu thereof each holder of Common Stock or Preferred Stock otherwise entitled to a fractional share of NFO Common Stock will be entitled to receive a cash payment in lieu of such fractional shares of NFO Common Stock.

            2.6 ADJUSTMENTS. In the event of any dividend, split, combination or reclassification of the outstanding NFO Common Stock or any issuance of any other securities in exchange or in substitution for outstanding shares of NFO Common Stock at any time during the period from the date of this Agreement to the Effective Time, NFO shall make such adjustment to the Merger Consideration as NFO and the Shareholders shall mutually agree so as to preserve the economic benefits that NFO and the Shareholders each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger and the other transactions contemplated by this Agreement.

                                ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES

                          OF NFO AND MERGER SUB


            Each of NFO and Merger Sub, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

            3.1 ORGANIZATION AND GOOD STANDING. Each of NFO and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is newly formed and, except for activities incident to the acquisition of the Company, Merger Sub has not engaged in any business activities of any type or kind whatsoever. NFO owns beneficially and of record all the outstanding shares of capital stock of Merger Sub.

            3.2 AUTHORIZATION; BINDING AGREEMENT. Each of NFO and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of NFO and each of the Board of Directors and Shareholders of Merger Sub and no other corporate proceedings on the part of either NFO or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly authorized, executed and delivered by each of NFO and Merger Sub and constitutes a legal, valid and binding agreement of each of NFO and Merger Sub, enforceable against it in accordance with its terms.

            3.3 ABSENCE OF BREACH. The execution and delivery by each of NFO and Merger Sub of this Agreement, and the performance thereby of its obligations hereunder, will not (i) conflict with or result in a breach of any of the provisions of the certificate of incorporation or by-laws thereof, (ii) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which NFO or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the obtaining of the governmental and other consents referred to in Section 3.4, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, singly or in the aggregate, would have a material adverse effect thereon.

            3.4 GOVERNMENTAL APPROVALS. No consent, approval or authoriza tion of or declaration or filing with any governmental agency or regulatory authority on the part of either NFO or Merger Sub which has not been made is required in connection with the execution or delivery thereby of this Agreement or the consummation thereby of the transactions contemplated hereby, other than the filing of the Certificates of Merger with the Secretary of State of Delaware and the Secretary of State of California.

            3.5 LITIGATION. There is no action or proceeding or investigation pending or, to the best knowledge of NFO or Merger Sub, threatened against or involving either NFO or Merger Sub, which, if determined adversely, would materially and adversely affect the financial condition, business, assets or results of operations thereof or the ability thereof to perform its obligations hereunder.

            3.6 FULL DISCLOSURE. The Quarterly Report on Form 10-Q (the "Form 10-Q") of NFO for the fiscal quarter ended September 30, 1996 (which has been delivered or made available by NFO to each Shareholder), as of the date thereof, neither contained any untrue statement of a material fact nor omitted to state a material fact necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading.

            3.7 NO MATERIAL ADVERSE CHANGE. Since the date of the filing of the Form 10-Q, (i) there has been no material adverse change in the business, assets, prospects, condition (financial or otherwise) or results of operations (the "Condition") of NFO, (ii) to the knowledge of NFO there is no condition or state of facts or any change that is threatened that if it were to occur could reasonably be expected to have a material adverse effect on the Condition of NFO, and (iii) there has not been any damage, destruction or loss materially adversely affecting the Condition of NFO, whether or not covered by insurance.

            3.8 ACCOUNTING MATTERS. Neither NFO nor, to its best knowledge, any of its subsidiaries has taken or agreed to take any action that would prevent

NFO from accounting for the business combination to be effected by the Merger as a "pooling of interests."

            3.9 POOLING LETTER. NFO has caused NFO's independent auditors, to deliver to NFO on or prior to the date hereof a draft letter setting forth the preliminary conclusion of Arthur Andersen LLP that, assuming the Company is a corporation eligible to be party to a transaction seeking pooling of interests accounting treatment and that the participation of the Company in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment if consummated in accordance with this Agreement, and NFO has delivered a true and complete copy of such letter to the Shareholders.

            3.10 STATUS OF NFO SHARES. The shares of NFO Common Stock to be issued to the Shareholders will, when so issued, be duly and validly issued, fully paid and non-assessable.

            3.11  TAXES.

                  (a) At all times prior to the Effective Time, NFO will be in control of Merger Sub. As used in this Agreement, "Control" shall have the meaning found in Section 368(c) of the Code ("Control").

                  (b) NFO has no present plan or intention to cause Merger Sub to issue additional shares of its stock, or to take any other action that would result in NFO losing Control of Merger Sub.

                  (c) NFO has no present plan or intention to reacquire any of the NFO Common Stock issued pursuant to the transactions contemplated by this Agreement.

                  (d) NFO has no present plan or intention to liquidate Merger Sub, to merge Merger Sub with or into another corporation (other than the Company); to sell or otherwise dispose of the stock of Merger Sub; or to cause Merger Sub to sell or otherwise dispose of any of its assets or of any of the assets acquired from Company in the reorganization, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Merger Sub, as described in Section 368(a)(2)(C) of the Code.

                  (e) Neither NFO nor Merger Sub is, or will be on the Effective Time, an investment company within the meaning of Code Section 368(a)(2)(F)(iii) and (iv).

                  (f) Neither NFO nor Merger Sub is, or will be on the Effective Time, under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (g) On the Effective Time, and at all times thereafter, the NFO Common Shares held by the Escrow Agent will appear as issued and outstanding on NFO's balance sheet and will be duly and validly issued and outstanding under Delaware law.

                  (h) Following the Effective Time, NFO will cause the Merger Sub to continue the historic business of Company or the use of a significant portion of Company's historic business assets in a business.

                  (i) NFO and Merger Sub will pay their own respective expenses, if any, incurred in connection with the transactions contemplated by this Agreement.

                                ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE
                      COMPANY AND THE SHAREHOLDERS


            The Company and James B. Wood, The Walter P. Smith Trust
(2/20/86), Jay H. Friedman and Thomas Rich, severally and not jointly, each as to himself and as to the Company represent and warrant to each of NFO and Merger Sub as follows:

            4.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate affect materially and adversely the business, assets, properties, condition (financial or otherwise) or the results of operations thereof. The jurisdictions in which qualification of the Company has been considered and accomplished are listed on Schedule 4.1. The Company has heretofore delivered to NFO or Merger Sub accurate and complete copies of the articles of incorporation and by-laws, or equivalent governing instruments, as currently in effect, of the Company.

            4.2 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000 shares of Common Stock and 50,000 shares of Preferred Stock. As of the date hereof, 27,595 shares of Common Stock are issued and outstanding and 15,000 shares of Preferred Stock are issued and outstanding. Each Shareholder owns beneficially and of record that number of shares of Common Stock and Preferred Stock set forth opposite his or her name on Schedule 4.2 free and clear, other than as set forth on Schedule 4.2, of any Lien (as defined in Section 4.26) and will surrender such shares pursuant to Section 2.3 free and clear of any lien or other encumbrance. No other capital stock of the Company is authorized or issued. Except as set forth on Schedule 4.2, all issued and out standing shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, non-assessable and free of preemptive rights. There are not, and at the Effective Time there will not be, any existing Liens with respect to, or any existing options, warrants, calls, subscriptions, stock appreciation rights, or other rights or other agreements, arrangements or commitments obligating the Company to issue, transfer or sell, or securities or rights convertible or exchangeable for, any shares of capital stock of the Company.

            4.3 SUBSIDIARIES. Schedule 4.3 sets forth a complete and accurate list of all of the subsidiaries of the Company, together with their respective jurisdictions of incorporation or organization. Each such subsidiary is directly wholly-owned by the Company. Except as set forth on Schedule 4.3, as of the date hereof, the Company does not own, and as of the Closing Date, the Company will not own, any direct or indirect equity interest in any corporation, partnership, joint venture or other entity.

            4.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Company and the Shareholders has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and Shareholders of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by each of the Company and the Shareholders, and constitutes a legal, valid and binding agreement of the Company and the Shareholders, enforceable against each of them in accordance with its terms.

            4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filing and recordation of appropriate merger documents (including, without imitation, a Tax Clearance Certificate from the California Franchise Tax Board) as required by the DGCL and the California Code, no filing with, and no permit, authorization, consent or approval of, any public body, domestic or foreign, is necessary for the execution, delivery or performance of this Agreement by the Company or the Shareholders or the consummation by the Company or the Shareholders of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Company or the Shareholders with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws or other governing instruments of the Company, (ii) except as set forth on Schedule 4.5, require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancella tion or acceleration) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any Shareholder is a party or by which any of them or any of their properties or assets may be bound or (iii) violate any order, writ, injunction, determination, award, decree, law, statute, rule or regulation applicable to the Company or any Shareholder or any of their properties or assets.

            4.6 FINANCIAL STATEMENTS. The Company has previously furnished to NFO or Merger Sub a copy of the audited consolidated financial statements of the Company for the years ended August 31, 1996, 1995 and 1994. The Company has also previously furnished to NFO or Merger Sub copies of the unaudited consolidated balance sheet of the Company as at January 31, 1997 and the related income statement for the five months then ended. These financial statements have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied ("GAAP"), and disclose all liabilities, direct or contingent, of the Company and its subsidiaries as of their respective dates, required to be disclosed, and fairly present the consolidated financial condition and results of operations of the Company and its subsidiaries on and as of the dates thereof (subject, where applicable, to normal year-end audit adjustments and do not include footnotes). The unaudited consolidated balance sheet as at January 31, 1997 is referred to herein as the "Balance Sheet" and the date January 31, 1997 is referred to herein as the "Balance Sheet Date."

            4.7 LITIGATION. As of the date hereof there are no claims, actions, proceedings or, to the best knowledge of any Shareholder or the Company, investigations pending or threatened against the Company or its subsidiaries, or any properties or rights of the Company or its subsidiaries, before any court, administrative, governmental or regulatory authority or body. As of the date hereof, neither the Company, its subsidiaries nor any of their properties is subject to any such order, judgment, injunction or decree.

            4.8 NO MATERIAL ADVERSE CHANGE. Since the Balance Sheet Date, (i) there has been no material adverse change in the Condition of the Company and its subsidiaries taken as a whole, (ii) to the knowledge of any Shareholder or the Company there is no condition or state of facts or any change that is threatened that if it were to occur could reasonably be expected to have a material adverse effect on the Condition of the Company or its subsidiaries taken as a whole, and (iii) there has not been any damage, destruction or loss materially adversely affecting the Condition of the Company or its subsidiaries taken as a whole, whether or not covered by insurance.

            4.9 GOVERNMENTAL AUTHORIZATION AND COMPLIANCE WITH LAWS. The business of the Company and its subsidiaries has been operated in compliance with all laws, ordinances, regulations and orders of all governmental entities, domestic or foreign, except for violations which do not affect and will not affect materially and adversely the Condition of the Company or its subsidiaries taken as a whole. (i) The Company and its subsidiaries have all permits, certificates, licenses, approvals and other authorizations (collectively, "Permits") required in connection with the operation of their business, (ii) neither the Company nor its subsidiaries is in violation of any Permit applicable to the operation of its business, and (iii) no proceeding is pending or, to the knowledge of any Shareholder or the Company, threatened to revoke any Permit, except those the absence or possible violation of which does not affect and will not affect materially and adversely the Condition of the Company or its subsidiaries taken as a whole.

            4.10 FINDERS AND INVESTMENT BANKERS. Except as set forth on Schedule 4.10, none of the Company, any of its officers or directors or any Shareholder has employed any broker, finder, agent or similar intermediary or incurred any liability for any brokerage fees, commissions or finders' or similar fees in connection with this Agreement or the transactions contemplated hereby.

            4.11 PROHIBITED ACTIONS. Except as set forth on Schedule 4.11, since the Balance Sheet Date neither the Company nor its subsidiaries have taken any of the actions prohibited by Section 5.1.

            4.12  TAXES.

                  (a) The Company and its subsidiaries have timely filed all Tax returns required to be filed through the date hereof or extensions therefor, and shall prepare and timely file, in a manner consistent with prior years and applicable law and regulations, all Tax returns required to be filed on or before the Closing Date, and all such Tax returns are or will be true and complete in all material respects. The Company and its subsidiaries have timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to any of them through the date hereof and shall timely pay any Taxes required to be paid by any of them on or before the Closing Date, except for those that are being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been reflected in the Balance Sheet. With respect to any period for which Tax returns have not yet been filed, or for which Taxes are not yet due or owing, neither the Company nor its subsidiaries have any liability for Taxes other than Taxes incurred in the ordinary course of business or for which accruals were reflected in the Balance Sheet. The Company and its subsidiaries have made all required current estimated Tax payments sufficient to avoid any underpayment penalties.

                  (b) Neither the Company nor its subsidiaries have any liability for Taxes of any person or entity other than the Company or its subsidiaries.

                  (c) The unused "net operating losses" (as defined in Section 172 of the Code) of the Company are not, and will not be immediately prior to the Merger, subject to any limitations under Sections 382 and 384 of the Code.

                  (d) There are no liens with respect to Taxes upon any of the assets of the Company or its subsidiaries, other than liens with respect to Taxes not yet due or being contested in good faith through appropriate proceedings.

                  (e) None of the federal, state, local and foreign income Tax returns of the Company or its subsidiaries have been audited by the Internal Revenue Service ("IRS") or other taxing authority. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or its subsidiaries for any taxable period. No closing agreement that could affect the Taxes of the Company or its subsidiaries for periods ending after the Effective Time pursuant to
Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or its subsidiaries. The Company has delivered to NFO or Merger Sub true and complete copies of the federal, state, local and foreign income Tax returns for the taxable year of the Company ended August 31, 1996 and for the most recently completed taxable years of its subsidiaries.

                  (f) To the best knowledge of any Shareholder or the Company, no audit or other proceeding by any court, taxing authority, or similar person is pending or, to the knowledge any Shareholder or the Company or its subsidiaries, threatened with respect to any Taxes due from or with respect to the Company or any Tax return filed by or with respect to the Company or its subsidiaries. To the best knowledge of any Shareholder or the Company, no assessment of Taxes is proposed against the Company, its subsidiaries or their assets.

                  (g) No elections have been made or filed by or with respect to the Company or its subsidiaries. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to any of the properties of the Company. None of the properties of the

Company is an asset or property that is or will be required to be treated as being (i) owned by any person other than the Company pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                  (h) Except as set forth on Schedule 4.12(h), the Company has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, and there is no application by the Company or its subsidiaries pending with any taxing authority requesting permission for any changes in any accounting method of the Company or its subsidiaries. The IRS (or any foreign equivalent thereto) has not proposed any adjustment or change in accounting method.

                  (i) Neither the Company nor its subsidiaries have been and are not in violation (and, with notice or lapse of time or both, would not be in violation) of any applicable law relating to the payment or withholding of Taxes relating to employment and has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over for all periods under all applicable laws.

                  (j) Neither the Company nor its subsidiaries is a party to, is bound by, and has any obligation under, any Tax sharing agreement or similar contract.

                  (k) None of the Shareholders is a "foreign person," within the meaning of Section 1445(b)(2) of the Code.

                  (l) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of
Section 280G of the Code, except for such amounts the nondeductibility of which would not have a material adverse effect on the Condition of the Company.

                  (m) For purposes of this Agreement, "Tax" or "Taxes" means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, VAT, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with any proposed adjustment related to any of the foregoing (including advice in connection with contesting such adjustment).

            4.13  ERISA; EMPLOYEE BENEFITS.

                  (a) Schedule 4.13 identifies each employment, severance or similar contract or arrangement (whether or not written) and each plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which the Company or its subsidiaries have or in the future could have any liability ("Benefit Plans"). Schedule 4.13(a) further identifies each Benefit Plan which (i) is a multiemployer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) is a plan, other than a multiemployer plan, subject to Title IV of ERISA (a "Title IV Plan") or (iii) is maintained in connection with any trust described in Section 501(c)(9) of the Code.

                  (b) The Company has furnished to NFO or Merger Sub copies of the Benefit Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), the most recent actuarial valuation report prepared in connection with any Benefit Plan, and the most recent IRS determination letter received with respect to any Benefit Plan.

                  (c) As of the Effective Time, the fair market value of the assets of each Title IV Plan (excluding for these purposes any accrued but unpaid contributions) including, without limitation, the Prognostics Defined Benefit Pension Plan (the "PDBPP"), exceeded the present value of all benefits accrued under such Title IV Plan determined on a termination basis using the assumptions established by the Pension Benefits Guaranty Corporation ("PBGC") as in effect on such date.

As of the Effective Time, the aggregate unfunded liability of the Company or its subsidiaries in respect of all Benefit Plans described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, did not exceed $0.00.

                  (d) No transaction prohibited by Section 406 of ERISA or
Section 4975 of the Code, has occurred with respect to any employee benefit plan or arrangement which is covered by Title I of ERISA which transaction has or will cause the Company to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. Neither the Company nor any affiliate of the Company has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or NFO, Merger Sub or any of their ERISA affiliates. No condition exists that (i) could constitute grounds for termination by the PBGC of any employee benefit plan that is subject to Title IV of ERISA that is maintained by the Company or any of its ERISA affiliates or
(ii) presents a material risk of complete or partial withdrawal from any multiemployer plan, as defined in Section 3(37) of ERISA, which could result in the Company, NFO or Merger Sub or any ERISA affiliate of any of them incurring a withdrawal liability within the meaning of Section 4201 of ERISA. The assets of the Company are not now, nor will they after the passage of time be, subject to any lien imposed under code Section 412(m) by reason of a failure of any of the Company or its affiliates, the Company to make timely installments or other payments required under Code Section 412. If a "complete withdrawal" by the Company and all of its ERISA affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, neither the Company nor any of its ERISA affiliates would incur any material withdrawal liability under Title IV of ERISA.

                  (e) Each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any such Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

                  (f) The Company does not have any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company, except as required to avoid excise tax under Section 4980B of the Code.

                  (g) There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

                  (h) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code
Section 4980B(f) with respect to a qualified beneficiary (as defined in Section 4980(g)). The Company has not contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no affiliate of the Company has incurred a tax under Section 5000(a) which is or could become a liability of the Company.

                  (i) No employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

            4.14  ENVIRONMENTAL MATTERS.

                  (a) The Company and its subsidiaries have obtained all Permits which are required under federal, state, local and foreign laws, ordinances, codes, regulations, rules, orders, decrees and principles of common law in existence as of the date hereof relating to pollution, protection of the environment or health and safety (collectively, "Environmental Laws"), and no action to revoke or modify any of such Permits is pending.

                  (b) The Company and its subsidiaries have been in the past and are now in full compliance in all material respects with all terms and conditions of the required Permits and were or are, as the case may be, also in full compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in

Environmental Laws or contained in any plan, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or, to the knowledge of any Shareholder or the Company, threatened against the Company or its subsidiaries relating in any way to Envi ronmental Laws.

            4.15 CONTRACTS. Schedule 4.15 sets forth a list of all of the following contracts and other agreements to which the Company or its subsidiaries are a party or by or to which the Company, its subsidiaries or any of their assets or properties are bound or subject: (i) contracts, severance agreements and other agreements with any current or former holder of at least 5% of the Common Stock, officer, director, employee, consultant, agent or other representative; (ii) contracts and other agreements with any labor union or association representing any employee of the Company or its subsidiaries are;
(iii) contracts, agreements or other arrangements relating to the Company or its subsidiaries between the Company or its subsidiaries, on the one hand, and any Shareholder or any of his or her affiliates (other than the Company or its subsidiaries) on the other hand; (iv) joint venture agreements; (v) contracts and other agreements under which the Company or its subsidiaries agree to indemnify any party; (vi) contracts and other agreements relating to the borrowing of money; (vii) contracts and other agreements relating to the licensing of any trademark, service mark, trade name or copyright; or (viii) any other material contract or other agreement whether or not made in the ordinary course of business other than any contract or agreement that has a term of less than six (6) months and does not contemplate payments by or to the Company or its subsidiaries which will exceed, over the remaining term of the contract, $20,000 in the aggregate (collectively, the "Material Contracts"). There have been delivered or made available to NFO or Merger Sub true and complete copies of the Material Contracts. All of such Material Contracts are in full force and effect and neither the Company nor its subsidiaries is in default under any of them, nor, to the knowledge of any Shareholder or the Company, is any other party to any such Material Contract in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder by the Company or its subsidiaries nor, to the knowledge of any Shareholder or the Company, by any other party to any such Material Contract. Except as set forth on Schedule 4.15, no approval or consent of any person is or was needed in order that any Material Contracts to which the Company or its subsidiaries is a party or by or to which the Company or its subsidiaries or any of their assets or properties are bound or subject, continue in full force and effect following the consummation of the transactions contemplated by this Agreement. None of the Company or its subsidiaries are, or to the knowledge of any Shareholder or the Company, any affiliate of the Company or its subsidiaries, is a party to or bound by any contract or agreement which, singly or in the aggregate, has or may have a material adverse effect on the Condition of the Company or its subsidiaries taken as a whole. Except as set forth on Schedule 4.15, to the best knowledge of any Shareholder or the Company, neither the Merger nor the transactions contemplated hereby will have a material adverse effect on the relationship between the Company or its subsidiaries and any of their suppliers or customers or will otherwise materially and adversely affect the right or interests of the Company under any Material Contract. Set forth on Schedule 4.15 are the Company's twenty largest customers based upon orders for the 12 month period ended December 31, 1996. Neither the Company nor the Shareholders has reason to believe that any client or customer of the Company or its subsidiaries, or other person having a business relationship with the Company or its subsidiaries intends to terminate its business relationship with the Company or its subsidiaries.

            4.16  INTANGIBLE PROPERTY.

                  (a) Schedule 4.16 sets forth a complete and accurate list of all intellectual property, including, without limitation (i) computer software, computer programs, source code data and documentation (other than with respect to software and programs that are commercially available to the public), (ii) user manuals, administrator or director guides, flow charts and programmers' notes relating to computer software and programs developed by or on behalf of the Company or its subsidiaries, (iii) patents and patent applications (including divisions, continuations, continuations in part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted), inventions (whether or not patentable and whether or not reduced to practice), invention disclosures and improvements thereto, designs and plans, (iv) trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and registrations and applications for registration thereof, (v) copyright registrations and applications for registration thereof, (vi) mask works and registrations and applications for registration thereof, (vii) any other similar intellectual property rights, and (viii) any other information concerning the Company or its subsidiaries that is not generally available to the public and which is treated as confidential or proprietary by the Company or its subsidiaries (collectively, the "INTELLECTUAL PROPERTY") owned, used, or licensed to or by the Company or its subsidiaries.

                  (b) Except for those items set forth on Schedule 4.16, no Intellectual Property is necessary to the conduct of the business of the Company or its subsidiaries as it is currently conducted or are otherwise related to the business of the Company or its subsidiaries.

                  (c) None of the materials used by the Company or its subsidiaries is the subject of any claim for infringement of any trademark, trade name, trade secret, copyright, or other proprietary right of anyone and, to the best knowledge of the Company and the Shareholders after due inquiry, no basis for any such claim which has a reasonable likelihood of being determined adversely to the Company or its subsidiaries exists. Neither the Company nor its subsidiaries has agreed to indemnify any person against any charge of interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

                  (d) Neither the Company nor its subsidiaries is making use of any confidential information or trade secret of any person that is material to the conduct of the business of the Company or its subsidiaries as currently conducted, except with permission or as a result of the acquisition by the Company or its subsidiaries of the business of such person.

                  (e) Except as noted on Schedule 4.16, the Intellectual Property is (i) owned by the Company or its subsidiaries free and clear of all liens, encumbrances, or other impediments to title being vested absolutely in the Company or its subsidiaries; or (ii) licensed to the Company or its subsidiaries under an agreement which (A) permits NFO and its sublicensees to use the Intellectual Property without further payment to any party, (B) does not prohibit NFO from sublicensing the Intellectual Property to third parties, and
(C) does not prohibit the Company from entering into and performing this Agreement.

                  (f) Each item of Intellectual Property owned or used by the Company or its subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation or its subsidiaries on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (g) To the knowledge of the Company and the Shareholders after due inquiry, none of the Intellectual Property, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any person other than employees, representatives and agents of the Company or its subsidiaries, except as required pursuant to the filing of a patent application by the Company or its subsidiaries.

                  (h) All trade secrets are protected against the use of such trade secrets by other persons to an extent and in a manner customary in the industry in which the Company and its subsidiaries operate.

            4.17  ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.

                  (a) All accounts receivable reflected on the Balance Sheet, and all accounts receivable arising subsequent to the Balance Sheet Date, have arisen in the ordinary course of business, and, to the best knowledge of any Shareholder or the Company, represent valid obligations and are enforceable, subject to applicable laws affecting creditors' rights generally. All items which are required by GAAP to be reflected as accounts receivable on the Balance Sheet and on the books of the Company or its subsidiaries are so reflected and any reserve accounts relating thereto have been established in accordance with GAAP applied in a manner consistent with past practices of the Company. The amounts set forth on the Balance Sheet as reserves for bad debts, as increased by an amount equal to no more than $50,000, are sufficient. Except for an amount equal to no more than $50,000, the accounts receivable reflected on the Balance Sheet and all accounts receivable arising subsequent to the Balance Sheet Date are fully collectible in the ordinary course of business, except to the extent of the reserve for bad debts set forth on the Balance Sheet and, with respect to accounts receivable arising after the Balance Sheet Date, to the extent of any reserve account relating thereto that has been established in accordance with GAAP applied in a manner consistent with past practices of the Company.

                  (b) All accounts payable (including, without limitation, Taxes payable) reflected on the Balance Sheet, and all accounts payable (including, without limitation, Taxes payable) of the Company or its subsidiaries arising subsequent to the Balance Sheet Date, have been and are being paid in the ordinary course of the Company's or its subsidiaries business and consistent with past practices.

            4.18 REAL ESTATE. Neither the Company nor its subsidiaries own any real property or any buildings or other structures located on real property.
Schedule 4.18 sets forth: (i) all leases, subleases or other agreements under which the Company or its subsidiaries is a lessee of any real property; (ii) all options held by the Company or its subsidiaries or contractual obligations on their part to purchase or acquire any interest in real property; and (iii) all options granted by the Company or its subsidiaries or contractual obligations on their part to sell or dispose of any interest in real property. The Company or its subsidiaries are the lessee under the leases or holder of the options, as the case may be, of each of the items set forth on such Schedule (except as set forth in the response to item (iii)). Such leases, subleases and other agreements are in full force and effect and neither the Company nor its subsidiaries has received any notice of default thereunder. To the best knowledge of the Company and the Shareholders, the leasehold interests of the Company and its subsidiaries are subject to no lien or other encumbrance, except for such liens and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby. Each of the options, if any, as set forth on Schedule 4.18 is in full force and effect subject to no lien or other encumbrance, except for such liens and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value of such option.

            4.19 OFFICERS, DIRECTORS AND EMPLOYEES. The Company has provided to NFO a list that sets forth the name and total compensation of each officer and director of the Company and its subsidiaries and each employee of the Company or its subsidiaries with a current annual rate of compensation (including bonuses and commissions) exceeding $75,000. No officer, director or employee of the Company or its subsidiaries has made a written threat to the Company or its subsidiaries or to any of the officers or directors of the Company or its subsidiaries to cancel or otherwise terminate such person's employment. Except as set forth on Schedule 4.19, there are no outstanding loans by the Company or its subsidiaries to any current or former officers, directors or employees. The amount of all bonuses and distributions paid by the Company and its subsidiaries to all officers, directors and employees since the Balance Sheet Date is not more than $0.

            4.20 LITIGATION INVOLVING SHAREHOLDERS. No Shareholder is a party to, or to its knowledge, has been threatened with, any litigation or judicial, administrative or arbitration proceeding which is likely to delay materially or prevent the consummation of the transactions contemplated hereby or have a material adverse effect upon the ability of such Shareholder to perform its obligations hereunder.

            4.21 TANGIBLE PROPERTY. The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of the Company and its subsidiaries (the "Tangible Property") are in good operating condition and repair, subject to ordinary course wear and tear. During the past three years there has not been any significant interruption of the operations of the Company or its subsidiaries due to inadequate maintenance of the Tangible Property.

            4.22 PURCHASE FOR INVESTMENT. Each Shareholder: (i) has been given full access to all material information concerning the Condition of NFO to which he has requested access; (ii) has had an opportunity to ask questions of, and to receive information from, NFO and persons acting on its behalf concerning the Condition of NFO; (iii) has been provided with a copy of the Form 10-K and has conducted an independent investigation of the business affairs and financial or other conditions of NFO; (iv) is an "accredited investor" (as that term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Act")) or if not an accredited investor is being advised by a "purchaser representative" (as that term is defined in Rule 501 under the Act) and has such knowledge and experience in financial and business matters that he is capable of using the information that is available to him concerning NFO to evaluate the risks of investment in NFO and acknowledges that he is in no way relying upon any representation, warranty or other assurance (whether written or oral) of NFO or Merger Sub or any affiliate thereof with respect to the value of the shares of NFO Common Stock being acquired by him; (v) acknowledges that he has been advised that the shares of NFO Common Stock being acquired by him have not been registered under the Act and that NFO has no current intention, except pursuant to the Registration Rights Agreement (as defined in Section 6.2(g)), to register such shares under the Act; and

(vi) is acquiring the shares of NFO Common Stock being acquired by him for his own account for investment and not for resale or distribution.

            4.23 FULL DISCLOSURE. None of the documents set forth on Schedule
4.23 contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

            4.24 LIABILITIES. Except as disclosed in the Balance Sheet or as set forth on Schedule 4.24, neither the Company nor its subsidiaries has any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth in a financial statement, other than (i) liabilities fully and adequately reflected or reserved against in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business and not required under GAAP to be reflected on the Balance Sheet, or (iii) incurred since the date of the Balance Sheet in the ordinary course of business and as consistent with past practice, and liabilities incurred in connection with this Agreement not in excess of $750,000.

            4.25 BUDGET. The three-year budget of the Company and its subsidiaries attached hereto as Schedule 4.25 (the "Budget") is an estimate prepared by the Company in good faith on a reasonable basis. The assumptions on which the Budget is based are consistent with normal budgeting practices

(including, without limitation, accounting practices) of the Company and with historical conditions applicable to the business of the Company and its subsidiaries. Nothing has come to the attention of any Shareholder or the Company to indicate that the Budget or the assumptions upon which it is based are not reasonable.

            4.26 LIENS. The Company and its subsidiaries own outright and have good and marketable title to all of their assets and properties, including, without limitation, all of the assets and properties reflected on the Balance Sheet, in each case, except as set forth on Schedule 4.26, free and clear of any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement or any other encumbrance whatsoever (collectively, "Liens"), except for (i) immaterial assets and properties; (ii) assets and properties disposed of in the ordinary course of business since the Balance Sheet Date; (iii) Liens securing taxes, assessments, governmental charges or levies, or the claims of the materialmen, carriers, landlords and like persons, which are not yet due and payable; or (iv) minor Liens of a character which do not substantially impair the assets or properties of the Company or its subsidiaries or materially detract from their business.

            4.27 INSURANCE. Schedule 4.27 sets forth all policies or binders of fire, liability, workmen's compensation, vehicular or other insurance held by or on behalf of the Company or its subsidiaries (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder of more than $5,000). Such policies and binders are in full force and effect. Neither the Company nor its subsidiaries is in default with respect to any provision contained in any such policy or binder and has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except for claims set forth on Schedule 4.27, there are no outstanding unpaid claims under any such policy or binder. Neither the Company nor its subsidiaries has received a notice of cancellation or non-renewal of any such policy or binder. Neither the Company nor any Shareholders has any knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance.

            4.28 POTENTIAL CONFLICTS OF INTEREST. Except as set forth on
Schedule 4.28, no officer or director of the Company or its subsidiaries (i) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee, customer or supplier of the Company or its subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any copyright, trademark, trade name, service mark, franchise, patent, invention, permit, license or secret or confidential information which the Company or its subsidiaries is using or the use of which is necessary for the business of the Company or its subsidiaries; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or its subsidiaries, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Benefit Plans and similar matters and agreements existing on the date hereof.

            4.29 ACCOUNTING MATTERS. None of the Company, its subsidiaries or the Shareholders has taken or agreed to take any action that would interfere with Merger Sub and NFO accounting for the business combination to be effected by the Merger as a "pooling of interests."

            4.30 POOLING LETTER. The Company has caused the Company's independent auditors, to deliver to the Company on or prior to the date hereof a draft letter setting forth the preliminary conclusion of Price Waterhouse LP. that, assuming NFO is a corporation eligible to be a party to a transaction seeking pooling of interests accounting treatment and that the participation of NFO in the Merger will not, in and of itself, disqualify the Merger from qualifying for pooling of interests accounting treatment, the Merger will qualify for pooling of interests accounting treatment if consummated in accordance with this Agreement, and the Company has delivered a true and complete copy of such letter to NFO.

            4.31 TOTAL REVENUES OR NET ASSETS. The Company, together with its ultimate parent entity (as defined in the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder (the "HSR Act")), does not have net assets, as determined in accordance with the HSR Act, equal to or in excess of $10 million.

                                ARTICLE 5

                                COVENANTS

            5.1 CONDUCT OF BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES. Except as contemplated by this Agreement, during the period from the date of this

Agreement to the Effective Time, the Company and its subsidiaries shall, and the Shareholders shall cause the Company and its subsidiaries to, conduct their operations according to their ordinary course of business and consistent with past practice, and the Company and its subsidiaries shall, and the Shareholders shall cause the Company and its subsidiaries to, use their best efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, customers and others having business relationships with them. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor its subsidiaries will, without the prior written consent of Merger Sub:

                  (a) amend or propose to amend its articles of incorporation or by-laws (or comparable governing instruments);

                  (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase, awards or otherwise) any stock of any class or any securities convertible into or exchangeable for shares of stock of any class of the Company or its subsidiaries;

                  (c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire or offer to acquire any shares of its own capital stock;

                  (d) (i) increase in any manner the compensation of any of its directors or officers; (ii) increase in any manner the compensation of any of its employees that are not directors or officers other than in the ordinary course of business consistent with the past practices of the Company and its subsidiaries, as the case may be; (iii) make, or agree to make, any loans or advances to any of its officers, directors or employees (other than normal travel advances paid to such persons in a manner consistent with the past practices of the Company and its subsidiaries); (iv) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; (v) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on the date hereof; or (vi) make any payment or award under any executive compensation plan of the Company or its subsidiaries; or

                  (e)   agree, commit or arrange to do any of the foregoing.

            5.2 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Merger Sub of: (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of the Company or its subsidiaries to which the Company is a party or is subject; (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement (including the Merger); (iii) any notice or other communication from any regulatory authority in con nection with the transactions contemplated by this Agreement; (iv) any material adverse change that becomes known to the Company or any Shareholder in the Condition of the Company or its subsidiaries taken as a whole, or the occurrence of an event that becomes known to the Company or any Shareholder which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change; and (v) any claims, actions, proceedings or investigations commenced or, to the best knowledge of any Shareholder or the Company, threatened, involving or affecting the Company or its subsidiaries or any of their property or assets, or, to the best knowledge of any Shareholder or the Company, any employee, consultant, director or officer, in his capacity as such, of the Company or its subsidiaries which, if pending on the date hereof, would have been required to have been disclosed in writing pursuant to Section 4.7 or which relates to the consummation of the Merger.

            5.3 ACCESS AND INFORMATION. Between the date of this Agreement and the Effective Time, the Company and its subsidiaries will give Merger Sub and NFO and their authorized representatives (including their accountants and legal counsel) at all reasonable times access to all their offices and other facilities and to all contracts, agreements, commitments, books and records (including Tax returns), will permit Merger Sub and NFO to make such investigations and examinations as it may reasonably require and will cause their officers promptly to furnish Merger

Sub and NFO with such financial and operating data and other information with respect to the business and properties of the Company and its subsidiaries as Merger Sub or NFO may from time to time reasonably request. Any such investigation and examination shall be conducted upon reasonable notice and the Company and its subsidiaries shall cooperate fully therein. No investigation by Merger Sub or NFO shall, however, diminish or obviate in any way any of the representations, warranties, covenants or agreements of the Company or any Shareholder under this Agreement.

            5.4 BEST EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using its best efforts (i) to obtain all necessary consents, amendments to or waivers under the terms of any of the Company's or its subsidiaries', borrowing or other contractual arrangements required by the transactions contemplated by this Agreement, (ii) to promptly effect all necessary or appropriate registrations and filings, including, without limitation, filings and submissions pursuant to the DGCL and the California Code, (iii) subject to Article 9 and the Indemnification and Escrow Agreement, to defend and to cooperate with each other in defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) to fulfill or cause the fulfillment of the conditions to Closing.

            5.5 PUBLIC ANNOUNCEMENTS. So long as this Agreement is in effect, NFO and Merger Sub, on the one hand, and the Company and the Shareholders, on the other hand, shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or any other announcement with respect to the Merger or this Agreement without the consent of the other party; PROVIDED, HOWEVER, that NFO may make any announcement required by applicable law or regulation with prior written notice (including a copy of the proposed announcement) to the Company.

            5.6 NO INCONSISTENT ACTIVITIES. The Company and the Shareholders will not, and the Company will direct its subsidiaries and the Company's and its subsidiaries' officers, directors and other representatives not to, directly or indirectly, solicit, encourage, or participate in any way in discussions or negotiations with, or provide any information or assistance to, any third party (other than Merger Sub, NFO and their attorneys and accountants) concerning any acquisition of shares of capital stock of the Company or its subsidiaries or any significant portion of the total assets of the Company or its subsidiaries (whether by merger, purchase of assets or otherwise). The Company will promptly notify Merger Sub of the terms of any proposal or contact it or its subsidiaries may receive in respect of any such transaction, (i) setting forth the identity of such third party and the nature and terms, if any, of such proposal or expression of interest and (ii) confirming that neither the Company nor its subsidiaries or the Shareholders nor any of their respective affiliates have had any discussions or negotiations with, or provided any information or assistance to, such third party. The Company agrees that neither it nor any of its subsidiaries shall release any third party from any confidentiality or standstill agreements to which the Company or its subsidiaries are a party.

            5.7 EMPLOYMENT AGREEMENTS. The Company and each Shareholder shall each use all reasonable commercial efforts to cause (i) each of James B. Wood, Jay H. Friedman, Steven K. Schloss and Greg Doudna to enter into employment agreements with the Surviving Corporation and (ii) Walter P. Smith to enter into a consulting agreement with the Surviving Corporation, in the forms attached hereto as Exhibits B to F, respectively (collectively, the "Employment and Consulting Agreements"), in all cases on the Closing Date.

            5.8   INDEMNIFICATION OF BROKERAGE.

                  (a) NFO and Merger Sub jointly and severally, agree to indemnify and save the Shareholders harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of NFO or Merger Sub or its affiliates, and to bear the cost of legal expenses incurred in defending any such claim.

                  (b) The Shareholders, jointly and severally, agree to indemnify and save the Company, Merger Sub and NFO harmless from any claim or demand for commission or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the Company or any Shareholder or any of their respective affiliates, and to bear the cost of legal expenses incurred in defending any such claim.

            5.9 NFO COMMON STOCK. Each Shareholder agrees that, without the Surviving Corporation's prior written consent, it will not offer, sell, contract to sell or otherwise dispose of any shares of NFO Common Stock acquired hereunder except in compliance with the Act, the rules and regulations promulgated thereunder and any applicable state securities laws. Each Shareholder further agrees that the certificate or certificates issued to him to evidence the shares of NFO Common Stock acquired thereby shall bear a legend stating as follows:

      The shares evidenced by this certificate have not been registered under the Securities Act of 1933 as amended (the "1933 Act") or any state securities laws and may not be sold or transferred except in transactions exempt from registration under the 1933 Act or any applicable state securities laws or pursuant to an effective Registration Statement under the 1933 Act. The shares represented by this certificate are subject to certain transfer restrictions pursuant to that certain Agreement and Plan of Merger, dated as of March 20, 1997, among Prognostics, Prognostics Corp., the issuer of these shares and certain other parties thereto.

            5.10  TAX MATTERS.
                  The Surviving Corporation shall prepare and file any federal, state, local and foreign tax returns required to be filed after the Closing Date with respect to the Surviving Corporation and its predecessors, and the Surviving Corporation shall pay all Taxes shown as due on any such return.

            5.11 INSURANCE. From the date hereof through the Closing Date, the Company and its subsidiaries shall maintain in force (including necessary renewals thereof) the insurance policies listed on any Schedule hereto, except to the extent that they may be replaced with equivalent policies appropriate to insure the assets, properties and business of the Company and its subsidiaries to the same extent as currently insured at the same or lower rates or at rates approved by NFO.

            5.12  NON-COMPETITION/NON-SOLICITATION COVENANT OF JAMES B. WOOD.

                  (a) NON-COMPETE/NON-SOLICITATION. During the Employment Period (as defined in the employment agreement entered into between the Surviving Corporation and James B. Wood on the Closing Date) and continuing for a period of sixty months following the later of the date (the "Wood Noncompete Trigger Date") on which James B. Wood (i) ceases to be entitled to receive his Base Salary (as defined in the employment agreement entered into between the Surviving Corporation and James B. Wood on the Closing Date) and (ii) ceases for any reason, to be an employee of the Surviving Corporation, he shall not, directly or indirectly, in any geographical area (including within California in the counties specified on Exhibit G hereto) or in any foreign country in which NFO, the Surviving Corporation or their respective subsidiaries engage or plan to engage in business on the Wood Noncompete Trigger Date, in any form or manner:

                        (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of NFO, the Surviving Corporation or their respective subsidiaries as such businesses exist or are in process on the Wood Noncompete Trigger Date; PROVIDED, HOWEVER, that James B. Wood may be a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as James B. Wood has no active participation in the business of such corporation; or

                        (ii)(a) induce or attempt to induce any employee of NFO, the Surviving Corporation or any of their respective subsidiaries to leave the employ thereof, (b) hire any person who was an employee of NFO, the Surviving Corporation or any of their respective subsidiaries while James B. Wood was an employee of the Surviving Corporation or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of NFO, the Surviving Corporation or any of their respective subsidiaries to cease doing business with NFO, the Surviving Corporation or any such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and NFO, the Surviving Corporation or any of their respective subsidiaries.

                  (b) RIGHTS AND REMEDIES UPON BREACH. If James B. Wood breaches, or threatens to commit a breach of, any of the provisions of Section 5.12(a) (the "Wood Restrictive Covenants"), the Surviving Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Surviving Corporation under law or in equity:

                        (i) SPECIFIC PERFORMANCE. The right and remedy to have the Wood Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NFO and the Surviving Corporation and that money damages will not provide adequate remedy to NFO and the Surviving Corporation; and

                        (ii)  ACCOUNTING.  The right and remedy to require
James B. Wood to account for and pay over to the Surviving Corporation all compensation, profits, monies, accruals, increments or other benefits derived or received by James B. Wood as the result of any transactions constituting a breach of any of the Wood Restrictive Covenants, and James B. Wood shall account for and pay over such benefits to the Surviving Corporation.

                  (c) SEVERABILITY OF COVENANTS. If any court determines that any of the Wood Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Wood Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) BLUE-PENCILLING. If any court determines that any of the Wood Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e) ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby confer jurisdiction to enforce the Wood Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Wood Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Surviving Corporation's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            5.13  NON-COMPETITION/NON-SOLICITATION COVENANT OF WALTER P. SMITH.

                  (a) NON-COMPETE/NON-SOLICITATION. During the Initial Term and any Renewal Term (each as defined in the consulting agreement entered into between the Surviving Corporation and Walter P. Smith on the Closing Date) and continuing for a period of sixty months following the later of the date (the "Smith Noncompete Trigger Date") on which Walter P. Smith (i) ceases to provide consulting services to the Surviving Corporation and (ii) ceases to receive payment for consulting services rendered to the Surviving Corporation, he shall not, directly or indirectly, in any geographical area (including within California in the counties specified on Exhibit G hereto) or in any foreign country in which NFO, the Surviving Corporation or their respective subsidiaries engage or plan to engage in business on the Smith Noncompete Trigger Date, in any form or manner:

                        (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of NFO, the Surviving Corporation or their respective subsidiaries as such businesses exist or are in process on the Smith Noncompete Trigger Date; PROVIDED, HOWEVER, that Walter P. Smith may be a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Walter P. Smith has no active participation in the business of such corporation; or

                        (ii)(a) induce or attempt to induce any employee of NFO, the Surviving Corporation or any of their respective subsidiaries to leave the employ thereof, (b) hire any person who was an employee of NFO, the Surviving Corporation or any of their respective subsidiaries while Walter P. Smith was a consultant to the Surviving Corporation or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of NFO, the Surviving Corporation or any of their respective subsidiaries to cease doing business with NFO, the Surviving Corporation or any such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and NFO, the Surviving Corporation or any of their respective subsidiaries.

                  (b) RIGHTS AND REMEDIES UPON BREACH. If Walter P. Smith breaches, or threatens to commit a breach of, any of the provisions of Section 5.13(a) (the "Smith Restrictive Covenants"), the Surviving Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Surviving Corporation under law or in equity:

                        (i) SPECIFIC PERFORMANCE. The right and remedy to have the Smith Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NFO and the Surviving Corporation and that money damages will not provide adequate remedy to NFO and the Surviving Corporation; and

                        (ii) ACCOUNTING. The right and remedy to require Walter P. Smith to account for and pay over to the Surviving Corporation all compensation, profits, monies, accruals, increments or other benefits derived or received by Walter P. Smith as the result of any transactions constituting a breach of any of the Smith Restrictive Covenants, and Walter Smith shall account for and pay over such benefits to the Surviving Corporation.

                  (c) SEVERABILITY OF COVENANTS. If any court determines that any of the Smith Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Smith Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) BLUE-PENCILLING. If any court determines that any of the Smith Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e) ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby confer jurisdiction to enforce the Smith Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Smith Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Surviving Corporation's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            5.14  NON-COMPETITION/NON-SOLICITATION COVENANT OF JAY H. FRIEDMAN.

                  (a) NON-COMPETE/NON-SOLICITATION. During the Employment Period (as defined in the employment agreement entered into between the Surviving Corporation and Jay H. Friedman on the Closing Date) and continuing for a period of twenty-four months following the later of the date (the "Friedman Noncompete Trigger Date") on which Jay H. Friedman (i) ceases to be entitled to receive his Base Salary (as defined in the employment agreement entered into between the Surviving Corporation and Jay H. Friedman on the Closing Date) and (ii) ceases for any reason, to be an employee of the Surviving Corporation, he shall not, directly or indirectly, in any geographical area (including within California in the counties specified on Exhibit G hereto) or in any foreign country in which NFO, the Surviving Corporation or their respective subsidiaries engage or plan to engage in business on the Friedman Noncompete Trigger Date, in any form or manner:

                        (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of NFO, the Surviving Corporation or their respective subsidiaries as such businesses exist or are in process on the Friedman Noncompete Trigger Date; PROVIDED, HOWEVER, that Jay H. Friedman may be a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Jay H. Friedman has no active participation in the business of such corporation; or

                        (ii) (a) induce or attempt to induce any employee of NFO, the Surviving Corporation or any of their respective subsidiaries to leave the employ thereof, (b) hire any person who was an employee of NFO, the Surviving Corporation or any of their respective subsidiaries while Jay H. Friedman was an employee of the Surviving Corporation or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of NFO, the Surviving Corporation or any of their respective subsidiaries to cease doing business with NFO, the Surviving Corporation or any such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and NFO, the Surviving Corporation or any of their respective subsidiaries.

                  (b) RIGHTS AND REMEDIES UPON BREACH. If Jay H. Friedman breaches, or threatens to commit a breach of, any of the provisions of Section 5.14(a) (the "Friedman Restrictive Covenants"), the Surviving Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Surviving Corporation under law or in equity:

                        (i) SPECIFIC PERFORMANCE. The right and remedy to have the Friedman Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NFO and the Surviving

Corporation and that money damages will not provide adequate remedy to NFO and the Surviving Corporation; and

                        (ii)  ACCOUNTING.  The right and remedy to require
Jay H. Friedman to account for and pay over to the Surviving Corporation all compensation, profits, monies, accruals, increments or other benefits derived or received by Jay H. Friedman as the result of any transactions constituting a breach of any of the Friedman Restrictive Covenants, and Jay H. Friedman shall account for and pay over such benefits to the Surviving Corporation.

                  (c) SEVERABILITY OF COVENANTS. If any court determines that any of the Friedman Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Friedman Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) BLUE-PENCILLING. If any court determines that any of the Friedman Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e) ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby confer jurisdiction to enforce the Friedman Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Friedman Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the Surviving Corporation's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            5.15  NON-COMPETITION/NON-SOLICITATION COVENANT OF THOMAS RICH.

                  (a) NON-COMPETE/NON-SOLICITATION. During the period in which Thomas Rich is employed by the Surviving Corporation and continuing for a period of twenty-four months following the date (the "Rich Noncompete Trigger Date") on which Thomas Rich ceases for any reason, to be an employee of the Surviving Corporation, he shall not, directly or indirectly, in any geographical area (including within California in the counties specified on Exhibit G hereto) or in any foreign country in which NFO, the Surviving Corporation or their respective subsidiaries engage or plan to engage in business on the Rich Noncompete Trigger Date, in any form or manner:

                        (i) own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of NFO, the Surviving Corporation or their respective subsidiaries as such businesses exist or are in process on the Rich Noncompete Trigger Date; PROVIDED, HOWEVER, that Thomas Rich may be a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Thomas Rich has no active participation in the business of such corporation; or

                        (ii) (a) induce or attempt to induce any employee of NFO, the Surviving Corporation or any of their respective subsidiaries to leave the employ thereof, (b) hire any person who was an employee of NFO, the Surviving Corporation or any of their respective subsidiaries while Thomas Rich was an employee of the Surviving Corporation or (c) induce or attempt to induce any customer, supplier, licensee or other business relation of NFO, the Surviving Corporation or any of their respective subsidiaries to cease doing business with NFO, the Surviving Corporation or any such subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and NFO, the Surviving Corporation or any of their respective subsidiaries.

                  (b) RIGHTS AND REMEDIES UPON BREACH. If Thomas Rich breaches, or threatens to commit a breach of, any of the provisions of Section 5.15(a) (the "Rich Restrictive Covenants"), the Surviving Corporation shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Surviving Corporation under law or in equity:

                        (i) SPECIFIC PERFORMANCE. The right and remedy to have the Rich Restrictive Covenants specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to NFO and the Surviving Corporation and that money damages will not provide adequate remedy to NFO and the Surviving Corporation; and

                        (ii) ACCOUNTING. The right and remedy to require Thomas Rich to account for and pay over to the Surviving Corporation all compensation, profits, monies, accruals, increments or other benefits derived or received by Thomas Rich as the result of any transactions constituting a breach of any of the Rich Restrictive Covenants, and Thomas Rich shall account for and pay over such benefits to the Surviving Corporation.

                  (c) SEVERABILITY OF COVENANTS. If any court determines that any of the Rich Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Rich Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (d) BLUE-PENCILLING. If any court determines that any of the Rich Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                  (e) ENFORCEABILITY IN JURISDICTIONS. The parties intend to and hereby confer jurisdiction to enforce the Rich Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Rich Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination not bar or in any way affect the

Surviving Corporation's right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

            5.16 ACCOUNTING TREATMENT. Each of the Company, NFO, Merger Sub and the Shareholders shall not take any action and shall not fail to take any action, which action or failure to act would prevent, or would be reasonably likely to prevent, the Merger from qualifying for pooling of interests accounting treatment.

            5.17 STOCK OPTIONS. On or prior to December 31, 1997, NFO shall grant options for a total of 25,000 shares of NFO Common Stock, exercisable at a price per share equal to the fair market value of NFO Common Stock on the date of such grant, in the amounts and to the employees of the Surviving Corporation specified on Schedule 5.17 hereto; PROVIDED, that any of such options not designated for receipt on Schedule 5.17 shall be designated on or prior to December 21, 1997 by the Chief Executive Officer of the Surviving Corporation. The grant of such options shall be registered under the Securities Act of 1993, as amended. It is understood that if and to the extent any such options are granted pursuant to the NFO Research, Inc. Stock Option Plan, the Compensation Committee of the Board of Directors of NFO has the sole authority to determine and designate to whom options are to be granted, the timing and pricing of grants, and the number of shares to be granted to each recipient.

            5.18 NOTIFICATION OF CERTAIN MATTERS. The Company and the Shareholders shall give prompt notice to NFO and the Merger Sub, and NFO and the Merger Sub shall give prompt notice to the Company and the Shareholders, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty of any party contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, the Shareholders, NFO or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

            5.19  WITHHOLDING.

                  (a) James B. Wood hereby covenants and agrees that upon the earlier of the (i) repayment of all or a portion or (ii) maturity (if James B. Wood has not surrendered shares of NFO Common Stock collateralizing such promissory note) of the Promissory Note, dated December 19, 1994, in the original principal amount of $40,000, made by James B. Wood in favor of the Company, he shall promptly remit to the Surviving Corporation the funds necessary for withholding of any taxes required by any governmental authority in connection with each such repayment or the maturity, as the case may be, of such promissory note. James B. Wood hereby covenants and agrees that upon the earlier of the (i) repayment of all or a portion or (ii) maturity (if James B. Wood has not surrendered shares of NFO Common Stock collateralizing such promissory note) of the Promissory Note, dated August 31, 1995, in the original principal of $3,460, made by James B. Wood in favor of the Company, he shall promptly remit to the Surviving Corporation the funds necessary for withholding of any taxes required by any governmental authority in connection with each such repayment or the maturity, as the case may be, of such promissory note.

                  (b) Thomas Rich hereby covenants and agrees that upon the earlier of the (i) repayment of all or a portion or (ii) maturity (if Thomas Rich has not surrendered shares of NFO Common Stock collateralizing such promissory note) of the Promissory Note, dated August 31, 1995, in the original principal amount of $3,460, made by Thomas Rich in favor of the Company, he shall promptly remit to the Surviving Corporation the funds necessary for withholding of any taxes required by any governmental authority in connection with each such repayment or the maturity, as the case may be, of such promissory note.

                  (c) Jay H. Friedman hereby covenants and agrees that upon the earlier of the (i) repayment of all or a portion or (ii) maturity (if Jay H. Friedman has not surrendered shares of NFO Common Stock collateralizing such promissory note) of the Promissory Note, dated August 31, 1995, in the original principal amount of $3,460, made by Jay H. Friedman in favor of the Company, he shall promptly remit to the Surviving Corporation the funds necessary for withholding of any taxes required by any governmental authority in connection with each such repayment or the maturity, as the case may be, of such promissory note.

                                ARTICLE 6

                               CONDITIONS

            6.1 CONDITIONS TO OBLIGATION OF NFO AND MERGER SUB. The obliga tion of NFO and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by NFO and Merger Sub:

                  (a) All requisite approvals of the Shareholders of the Company under the DGCL, the California Code and the Company's articles of incorporation shall have been obtained for this Agreement, the Merger and the transactions contemplated hereby;

                  (b) Those Shareholders and other persons who are named in the Employment and Consulting Agreements shall have entered into the Employment and Consulting Agreements;

                  (c) The Company and the Shareholders each shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time pursuant to the terms hereof;

                  (d) The representations and warranties of the Company and the Shareholders contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date except for representations and warranties expressly made as of a specific date, which shall be true and correct as of such date;

                  (e) The Company and each Shareholder shall have delivered to NFO and Merger Sub a certificate in form and substance reasonably satisfactory to NFO and Merger Sub, dated the Closing Date, certifying as to the matters set forth in Sections 6.1(c) and (d);

                  (f) NFO and Merger Sub shall have received the opinion of Tomlinson, Zisko, Morosoli & Maser LLP, counsel to the Company and the Shareholders, dated the date of the Closing, addressed to NFO and Merger Sub, substantially in the form of Exhibit H and with customary assumptions, exceptions and qualifications;

                  (g) There shall not have occurred after the date hereof any material adverse change in the Condition of the Company or its subsidiaries taken as a whole;

                  (h) No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the Merger;

                  (i) The Company shall have delivered to NFO and Merger Sub certificates, in form and substance reasonably satisfactory to NFO and Merger Sub, signed by an executive officer thereof, dated the Closing Date, certifying that full and complete copies of the following are attached thereto: minutes of the Board of Directors and shareholders of the Company (or unanimous written consents of the Board of Directors and shareholders of the Company) authorizing and approving this Agreement and the transactions contemplated hereby, copies of the articles of incorporation and by-laws of the Company as in effect on the date thereof, and such other documents or instruments as Merger Sub may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement;

                  (j) Any and all permits and approvals from any govern mental or regulatory body required for the lawful consummation of the Closing shall have been obtained;

                  (k) All consents, permits and approvals from parties to any contracts or other agreements with the Company which may be required in connection with the performance by the Company of its obligations under this Agreement or the continuance of such contracts or other agreements after the Closing shall have been obtained;

                  (l) Except as set forth on Schedule 6.1(l), the Shareholders and each affiliate of the Company shall have paid to the Company any amounts owed by such person to the Company;

                  (m) No action, suit or proceeding shall have been instituted before any court or governmental body or instituted or threatened by any governmental agency or body to restrain or prevent the carrying out of the trans actions contemplated hereby, or which has or may have, in the opinion of NFO or Merger Sub, a materially adverse effect on the Condition of the Company;

                  (n) Each of the Shareholders and the Escrow Agent shall have executed and delivered the Indemnification and Escrow Agreement;

                  (o) NFO shall have received a copy of the unaudited consolidated balance sheet of the Company for the month ended February 28, 1997 and such balance sheet shall be prepared in accordance with GAAP and consistent with past practice of the Company and shall fairly present the consolidated financial condition and results of operations of the Company and its Subsidiaries on and as of the date thereof, and such financial condition and results of operations shall be reasonably consistent with the expectations of the Company in all material respects as it relates to the month of February, 1997;

                  (p)   Each of James B. Wood, Jay H. Friedman and Thomas
Rich shall have executed and delivered the Release of Claims, substantially in the form of Exhibit I; and

                  (q) NFO shall have received a final copy of the letter of Price Waterhouse LP. referred to in Section 4.30 of this Agreement, which letter shall be identical in all material respects to the draft of such letter previously provided to NFO.

            6.2 CONDITIONS TO OBLIGATION OF THE COMPANY AND THE SHAREHOLDERS. The obligation of the Company and the Shareholders to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by the Company and the Shareholders:

                  (a) NFO and Merger Sub shall each have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time pursuant to the terms hereof;

                  (b) The representations and warranties of NFO and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date except for representations and warranties expressly made as of a specific date, which shall be true and correct as of such date;

                  (c) NFO and Merger Sub shall have delivered to the Company and each Shareholder a certificate in form and substance reasonably satisfactory to them, dated the Closing Date, certifying as to the matters set forth in Sections 6.2(a) and (b);

                  (d) The Company and the Shareholders shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to NFO and Merger Sub, dated the date of the Closing, addressed to the Company and the Shareholders, substantially in the form of Exhibit J attached hereto and with customary assumptions, exceptions and qualifications;

                  (e) No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits or prevents the consummation of the Merger;

                  (f) NFO and Merger Sub shall each have delivered to the Company certificates, in form and substance reasonably satisfactory to the Company, signed by an executive officer thereof, dated the Closing Date, certifying that full and complete copies of the following are attached thereto: minutes of the Board of Directors thereof and, in the case of Merger Sub, the Shareholders thereof (or unanimous written consents in lieu thereof) authorizing and approving this Agreement and the transactions contemplated hereby, copies of the certificate of incorporation and by-laws thereof as in effect on the date thereof, and such other documents or instruments as the Company may reasonably request in writing not less than two days prior to the Closing Date to carry out the intent and purpose of this Agreement;

                  (g) NFO shall have executed and delivered the Registration Rights Agreement, dated as of the Closing Date, between NFO and the Shareholders, substantially in the form of Exhibit K attached hereto; and

                  (h) The Shareholders shall have received a final copy of the letter of Arthur Andersen LLP referred to in Section 3.9 of this Agreement, which letter shall be identical in all material respects to the draft of such letter previously provided to the Shareholders.

                                ARTICLE 7

                                 CLOSING

            7.1   TIME AND PLACE OF CLOSING.  Subject to the provisions of
Article 6, the closing of the Merger (the "Closing") shall take place (i) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, NY 10019, at 5:30 P.M., local time, as of April 1, 1997, or (ii) at such other place, at such other time or on such other date as the Constituent Corporations may mutually agree (the date of the Closing is herein referred to as the "Closing Date").

            7.2 FILING OF CERTIFICATE OF MERGER. At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California as provided in the DGCL and the California Code, respectively, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

                                ARTICLE 8

                       TERMINATION AND ABANDONMENT

            8.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval by the Shareholders of the Company, by (a) mutual agreement of Merger Sub and the Company, or (b) by either the Merger Sub or the Company if the Effective Time shall not have occurred on or before June 1, 1997.

            8.2 PROCEDURE AND EFFECT OF TERMINATION. In the event of termina tion and abandonment of the Merger by Merger Sub and the Company pursuant to
Section 8.1(a) or by either the Merger Sub or the Company pursuant to Section 8.1(b), written notice thereof shall forthwith be given to the other parties and this

Agreement shall terminate and the Merger shall be abandoned without further action by any of the parties hereto. Any termination of this Agreement shall be without prejudice to the rights of any party on account of the non-satisfaction of the conditions set forth in Article 6 resulting from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of another party under this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections 5.5, 5.8, 10.5 and 10.9 shall survive any termination of this Agreement.

                                ARTICLE 9

                SURVIVAL OF REPRESENTATIONS & WARRANTIES;
                             INDEMNIFICATION

            9.1 SURVIVAL. Notwithstanding any right of the parties hereto fully to investigate the affairs of the Company and Merger Sub and notwithstanding any knowledge of facts determined or determinable by any party hereto pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations and warranties of the other parties contained in this Agreement. The representations and warranties and covenants and agreements of the parties hereto shall survive the execution and delivery hereof and the Closing hereunder. The representations and warranties shall thereafter terminate and expire on the earlier of (i) one year from the Effective Time, or (ii) the date on which Arthur Andersen LLP (or its successor) delivers to NFO its final audit opinion on the consolidated financial statements of NFO for the fiscal year ending December 31, 1997.

            9.2 INDEMNIFICATION. Indemnification hereunder shall be governed by the Indemnification and Escrow Agreement. The rights of NFO to indemnification under the Indemnification and Escrow Agreement shall constitute the sole and exclusive remedies of NFO from and after the Closing Date with respect to the matters in respect of which indemnification may be sought hereunder; PROVIDED, HOWEVER, nothing in the Indemnification and Escrow Agreement shall be deemed to preclude NFO from seeking equitable or other relief for any failure of any party to this Agreement to perform any covenant or agreement required to be performed by such party.

                               ARTICLE 10

                              MISCELLANEOUS

            10.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agree ment signed by the parties hereto.

            10.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of NFO or Merger Sub, on the one hand, or the Company or the Shareholders, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Merger Sub or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.2.

            10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                (a)   if to Merger Sub, to:
                      Prognostics Corp.
                      2 Pickwick Plaza
                      Suite 400
                      Greenwich, Connecticut 06830
                      Telecopy No.:  (203) 629-8885
                      Attention: Chief Financial Officer

                      with a copy to:

                      Paul, Weiss, Rifkind, Wharton &
                        Garrison
                      1285 Avenue of the Americas
                      New York, New York 10019-6064
                      Telecopy No.:  (212) 757-3990
                      Attention:  James M. Dubin, Esq.

                (b)  if to NFO, to:

                      NFO Research, Inc.
                      2 Pickwick Plaza
                      Suite 400
                      Greenwich, Connecticut 06830
                      Telecopy No.:  (203) 629-8885
                      Attention: Chief Financial Officer
                      with a copy to:

                      Paul, Weiss, Rifkind, Wharton &
                        Garrison
                      1285 Avenue of the Americas
                      New York, New York 10019-6064
                      Telecopy No.:  (212) 757-3990
                      Attention:  James M. Dubin, Esq.

                (c)   if to the Company, to:

                      Prognostics
                      Stanford Research Park
                      900 Hansen Way
                      Palo Alto, CA 94304-1060
                      Telecopy No.: (415) 812-3920
                      Attention: James B. Wood

                      with a copy to:

                      Tomlinson, Zisko, Morosoli & Maser LLP
                      200 Page Mill Road
                      Second Floor
                      Palo Alto, CA 94306
                      Telecopy No: (415) 324-1808
                      Attention: Timothy Tomlinson, Esq.

                (d)   if to any Shareholder prior to the Effective Time, to him:

                      c/o Prognostics
                      Stanford Research Park
                      900 Hansen Way
                      Palo Alto, CA  94304-1060
                      Telecopy No.: (415) 812-3920

                      if to any Shareholder subsequent to the Effective Time, to him:

                      c/o Prognostics Corp.
                      Stanford Research Park
                      900 Hansen Way
                      Palo Alto, CA  94304-1060
                      Telecopy No.: (415) 812-3920
                      in either case with a copy to:

                      Tomlinson, Zisko, Morosoli & Maser LLP
                      200 Page Mill Road
                      Second Floor
                      Palo Alto, CA 94306
                      Telecopy No: (415) 324-1808
                      Attention: Timothy Tomlinson, Esq.

                (e)   if to the Surviving Corporation, to:

                      c/o Prognostics Corp.
                      Stanford Research Park
                      900 Hansen Way
                      Palo Alto, CA  94304-1060
                      Telecopy No.: (415) 812-3920
                      Attention: James B. Wood


                      with copies to:

                      NFO Research, Inc.
                      2 Pickwick Plaza
                      Suite 400
                      Greenwich, Connecticut 06830
                      Telecopy No.:  (203) 629-8885
                      Attention:  Chief Financial Officer

                      and

                      Paul, Weiss, Rifkind, Wharton & Garrison
                      1285 Avenue of the Americas
                      New York, New York 10019-6064
                      Telecopy No. (212) 757-3990
                      Attention:  James M. Dubin, Esq.


            10.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the






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parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder; PROVIDED, HOWEVER, that the rights of NFO and Merger Sub may be transferred in whole or in part to any affiliate thereof.

            10.5  EXPENSES.

                  (a) Except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by NFO or Merger Sub shall be paid by NFO or Merger Sub and all such costs and expenses, in an amount not in excess of $150,000, but excluding all costs and expenses of Robertson Stephens & Company, incurred by the Company and the Shareholders shall be paid by the Company. Any costs and expenses incurred by the Company and the Shareholders in excess of $150,000, as well as all costs and expenses of Robertson Stephens & Company, shall be paid by the Shareholders.

                  (b) If the Company or any Shareholder, on the one hand, or NFO or Merger Sub, on the other hand (in any case, the "Refusing Party"), shall intentionally or willfully (i) refuse to consummate the Merger on the Closing Date, (ii) cause a material breach of any covenant contained herein which directly results in the consummation of the Merger NOT going forward on the Closing Date, subject to applicable cure periods, or (iii) fails to satisfy any of the conditions to closing contained herein, then, so long as the parties that are not the Refusing Parties are ready, willing and able to consummate the Merger and have satisfied in all material respects the conditions set forth in
Article 6 applicable to them, the Refusing Parties






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shall promptly pay an amount equal to $1,000,000 to the parties that are not the
Refusing Parties.

            10.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, except that any provisions required to be governed by the laws of the State of California, as well as Sections 5.12, 5.13, 5.14 and 5.15, shall be governed thereby.

            10.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            10.8 INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a company, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "affiliate," with respect to any person, shall mean and include any person controlling, controlled by or under common control with such person; and (iii) the term "subsidiary" of any specified person shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, company, joint venture or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such specified person. For






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purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary.

            10.9 ENTIRE AGREEMENT. This Agreement, including the documents or instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings whether oral or written between the parties with respect to the subject matter hereof.

            10.10 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

            IN WITNESS WHEREOF, Merger Sub, NFO, the Shareholders and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the 20th day of March, 1997.

                                    PROGNOSTICS CORP.


                                    By:  /s/ Patrick G. Healy
                                       ------------------------------------
                                       Name:  Patrick G. Healy
                                       Title: Executive Vice President








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                                                                    77





                                    NFO RESEARCH, INC.


                                    By: /s/ William E. Lipner
                                       ------------------------------------
                                       Name:  William E. Lipner
                                       Title: President and Chief Executive
                                              Officer


                                    PROGNOSTICS



                                    By: /s/ James B. Wood
                                       ------------------------------------
                                       Name:
                                       Title:


                                             /s/ James B. Wood
                                       ------------------------------------
                                             James B. Wood


                                             /s/ Walter P. Smith
                                       ------------------------------------
                                             Walter P. Smith *


                                             /s/ Jay H. Friedman
                                       ------------------------------------
                                             Jay H. Friedman


                                             /s/ Thomas Rich
                                       ------------------------------------
                                             Thomas Rich




* As Trustee of the Walter P. Smith Trust (2/20/86), and for purposes of covenanting and agreeing to personally be bound by Section 5.13 hereof.